Exhibit 99.2

Philip Morris International Inc.
2015 First-Quarter Results Conference Call
April 16, 2015

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2015 first-quarter results. You may access the release on our website at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the first quarter of 2015 and comparing them to the same period in 2014, unless otherwise stated.

A glossary of terms, data tables showing adjustments to net revenues and OCI for currency and acquisitions, asset impairment, exit and other costs, and adjustments to earnings per share, or “EPS,” as well as reconciliations to U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

I am pleased to report that PMI is off to an excellent start in 2015, with robust fundamentals driving a strong business performance that is benefiting from our investments last year.

As announced in our earnings release this morning, we are raising our 2015 reported diluted EPS guidance, at prevailing exchange rates, by five cents to a range of $4.32 to $4.42. This increase reflects a better-than-expected volume and share performance in the first quarter and an improved outlook for the balance of the year.

Our guidance continues to include approximately $1.15 per share of unfavorable currency at prevailing exchange rates. Excluding the impact of currency, our 2015 guidance represents a growth rate of 9% to 11% compared to our adjusted diluted EPS of $5.02 in 2014.

Although the total estimated unfavorable currency impact on our revised guidance remains unchanged versus our February guidance, there has been a shift since then in its composition. The positive impact of the appreciation of the Russian Ruble and the depreciation of the Swiss Franc has been offset by the unfavorable impact of a further strengthening of the U.S. Dollar versus most other currencies, particularly the Euro.

As exchange rates remain volatile, we do not foresee any share repurchases in 2015 and this is reflected in today’s guidance.

(SLIDE 5.)

Let me now take you through our first-quarter results.

Organic cigarette volume grew by 1.4%, driven by market share gains across all four Regions and favorable inventory movements, notably in Italy, Spain and other markets supplied by manufacturing facilities in the EU Region. This growth was partly offset by lower cigarette industry volume, principally in Japan, Korea and Russia. Excluding inventory movements, organic cigarette volume declined by an estimated 0.5%.

(SLIDE 6.)

Net revenues and adjusted OCI, excluding currency and acquisitions, were up by 9.1% and 16.3%, respectively, driven by strong pricing across all Regions and favorable volume/mix in the EU and EEMA Regions. Adjusted diluted EPS of $1.16 in the quarter grew by 23.5%, excluding currency.

Our performance in the quarter was flattered by a favorable comparison versus the challenging first quarter of 2014. As we have mentioned previously, the second half of the year will include incremental spending, primarily behind the deployment of iQOS.

(SLIDE 7.)

Strong pricing was the key driver of our financial performance. Our quarterly pricing variance reached $552 million and included a gain from inventories that we were able to build in Korea prior to the recent tax change. Importantly, our first quarter pricing was strong across all four Regions.

We are well-positioned to achieve a full-year pricing variance broadly in line with our historical annual average of approximately $1.8 billion.

(SLIDE 8.)

Our results were supported by solid market share gains. We performed very well in our top-30 OCI markets, increasing share by 1.2 percentage points to 38.1%. Share grew or was flat in 22 of these markets.

(SLIDE 9.)

Our share gains were geographically broad-based and driven by a range of brands, including Marlboro. The brand’s share grew by 0.1 point in the EU, 0.4 points in EEMA and 0.5 points in Latin America & Canada.

(SLIDE 10.)

Turning now to our Regions, we continue to perform extremely well in EEMA, which was the largest contributor to our strong currency-neutral results in the quarter.

Regional market share increased by 0.7 points, driven by the success of Parliament, Marlboro and L&M. We gained share in the key geographies of North Africa, Russia and Saudi Arabia.

Excluding currency and acquisitions, net revenues and adjusted OCI grew by 13.9% and 24.2%, respectively. This growth was driven by higher pricing, notably in Russia, Egypt and the Middle East, and favorable volume/mix in nearly all of our markets outside Eastern Europe.

(SLIDE 11.)

In Russia, our performance was outstanding. We achieved double-digit OCI growth, excluding currency, despite a 9.3% decline in cigarette industry volume. Our strong brand portfolio helped drive market share gains and higher local currency unit margins through net pricing.

February quarter-to-date market share reached 27.7%, an increase of 0.9 share points versus the same period last year. Parliament grew by 0.5 points, which drove an increase in our premium segment share of 3.5 points. Low-price Bond Street grew by 0.9 points.

Despite significant excise tax-driven price increases and the weakening of consumer purchasing power, we have not observed any material shifts in price segment trends. However, as I mentioned at the CAGNY conference in February, the macro-economic environment in Russia continues to be fragile.

We recently announced a further increase in retail selling prices of four Rubles per pack across the majority of our portfolio, although this will not be reflected in the market until later this quarter.

(SLIDE 12.)

In the EU Region, first-quarter cigarette industry volume declined by 1.6%, or an estimated 2.7% after adjusting for favorable trade inventory movements. For the year, we forecast a cigarette industry decline of approximately 4%, as we expect recently-implemented price increases to impact adult smoker demand over the balance of the year.

We maintained our Regional cigarette share momentum in the first quarter, with a gain of 0.4 points to 39.6%. This increase reflected share growth in the five largest markets by cigarette industry volume, as well as the positive performance of our three largest brands in the Region – Marlboro, L&M and Chesterfield – which all gained share.

(SLIDE 13.)

We achieved adjusted OCI growth in the EU Region of 12.9%, excluding currency and acquisitions, driven by higher pricing across most markets as well as favorable volume/mix, notably in Southern Europe.

On the same basis, we expect the Region to be a positive contributor to PMI’s adjusted OCI growth this year.

(SLIDE 14.)

I will now cover our Asia Region, beginning with Japan.

Cigarette industry volume declined by 13.9% in the first quarter, due mainly to the impact of retail trade and consumer purchases last year in anticipation of the consumption tax-driven retail price increases effective April 1, 2014. After adjusting for these distortions, the decline was an estimated 3.5%.

We forecast an industry decline for the year in the range of 2.5% to 3.0%, as the trend should improve now that we have lapped the April 2014 price increases.

Our market share increased by 0.1 point in the quarter. However, after adjusting for the aforementioned distortions, it declined moderately, due mainly to the timing of competitive brand launches. We expect our full-year share to benefit from the recent roll-out of the Marlboro 2.0 architecture across all three pillars and a strong pipeline of innovations.

(SLIDE 15.)

In the Philippines, we witnessed further retail price increases at the low end of the market in the first quarter. These have restored positive unit margins in the super-low price segment, while price gaps have narrowed and driven Marlboro’s share growth. We believe that the competitive environment is being improved by the recent introduction of tax stamps.

Despite significant price increases in this important market, smoking prevalence has remained stable. The reduction in average daily consumption has been due mainly to adult smokers of brands at the low end of the market. We attribute the decrease in large part to “sticker shock” following price increases for super-low price brands of approximately 27%, on average, since October. We expect average daily consumption to largely recover as the year unfolds and adult smokers adjust to new price levels.

We are pleased by our positive momentum in the first quarter and are optimistic about the improving OCI outlook.

(SLIDE 16.)

In Indonesia, first-quarter cigarette industry volume grew by 5.9%. Quarterly volume results in the market can be volatile and thus may not be representative of the annual trend. For the year, we forecast growth of approximately 2%.

Our market share grew by 0.8 points to 35.4%, mainly due to strong performances in the growing machine-made kretek segment by Dji Sam Soe Magnum and Magnum Blue, as well as our flagship brand in the segment, Sampoerna A. However, our hand-rolled kretek brands remained under pressure as adult smokers continued to switch to machine-made products.

This marked our fourth consecutive quarter of sequential share growth and we are well-positioned for further gains. We recently launched U Bold in the rapidly growing full-flavor machine-made kretek segment, where we are currently under-represented but are gaining share.

The Indonesian market offers exceptional long-term prospects, thanks to its growing adult population and a favorable economic environment. We believe that we are best positioned within our industry to benefit from these trends.

(SLIDE 17.)

In the Latin America & Canada Region, adjusted OCI grew by 35.1%, excluding currency and acquisitions, driven by pricing in Argentina, Canada and Mexico. This impressive OCI growth enabled the Region to be an important contributor to PMI’s results despite its small relative size.

Our share in the Region grew by 0.9 points to 38.3%, driven mainly by Marlboro. Argentina and Brazil recorded strong share performances, with growth of 1.4 and 2.4 points, respectively.

(SLIDE 18.)

Turning now to our RRP portfolio, the performance of our iQOS pilot launches is in line with, or exceeds, our expectations. In both Nagoya and Milan, sales of HeatSticks are growing sequentially.

More importantly, the launches have provided valuable learnings that are being incorporated into our plans for future roll-outs and cover areas such as the flagship store concept, the logistics chain, after-sales support, channel strategy, as well as consumer communication and engagement.

We remain on track to commence national expansion in Japan and Italy, as well as pilot or national launches in additional markets, later this year.

Let me also quickly highlight that we launched the e-vapor product Solaris last month in Spain.

(SLIDE 19.)

We remain steadfast in our determination to offer an attractive dividend to our shareholders. At the close last Friday, our dividend yield was 5.1%. This was significantly above that of our Proxy Peer Group and 10-year U.S. Treasury Notes. It was also well above the dividend yield of our main international tobacco competitors.

(SLIDE 20.)

In conclusion, we achieved strong currency-neutral results in the first quarter, driven by robust business fundamentals that are underpinned by our investments last year.

Our superior brand portfolio, supported by a superb commercial organization, is driving positive market share momentum and strong pricing.

We continue to focus vigorously on our costs and, for 2015, anticipate a total company cost base increase, excluding RRPs and currency, of approximately 1%.

The iQOS pilot launches are performing well and we are on track with our plans for national expansion and additional launches later this year.

We are managing our cash flow prudently in order to provide a generous dividend and an attractive yield. Despite our free cash flow decline in the first quarter, due mainly to currency and temporary working capital movements, we forecast 2015 free cash flow to be broadly in line with last year’s level.

Overall, we are off to an excellent start in 2015 and are optimistic about our business outlook. We are raising our 2015 reported diluted EPS guidance, which, on a currency-neutral basis, reflects a growth rate of 9% to 11% versus 2014 adjusted diluted EPS of $5.02.

(SLIDE 21.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. If you have any follow-up questions, please contact the Investor Relations team, who are currently in Switzerland. Thank you for joining us and have a nice day.